SUB-ITEM 77M
Mergers


Nuveen Pennsylvania Investment Quality Municipal Fund
811-06265



On February 7, 2014 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Pennsylvania Premium Income Municipal Fund 2,
Nuveen Pennsylvania Dividend Advantage Municipal Fund and Nuveen Pennsylvania Dividend Advantage Municipal
Fund 2 were transferred to the Nuveen Pennsylvania
Investment Quality Municipal Fund. The circumstances and details of the reorganization are contained in the SEC filing on Form 497 on September 6, 2013, Accession No. 0001193125-
13-360014, which materials are herein incorporated by reference.